UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 19, 2016
(Date of earliest event reported)

Timberline Resources Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055
______________

Delaware (State or other jurisdiction of incorporation)	82-0291227 (IRS Employer Identification No.)

101 East Lakeside Avenue
Coeur d’Alene, Idaho 83814
(Address of principal executive offices, including zip code)

 (208) 664-4859
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2016, the Board of Directors of Timberline Resources Corporation’s (the “Company”) dismissed effective immediately Kiran Patankar as President and Chief Executive Officer of the Company.

Effective January 19, 2016, the Board of Directors accepted the resignation of Randal Hardy as Chief Financial Officer of the Company.  In connection with Mr. Hardy’s resignation, Mr. Hardy has agreed to waive his rights to severance under his employment agreement with the Company in exchange for the issuance to Mr. Hardy of 100,000 Stock Units (or equivalent equity securities) of the Company and continuation of his health benefits under the terms of his former employment agreement, and both Mr. Hardy and the Company have agreed to waive any and all claims they have against each other in relation to Mr. Hardy’s employment as Chief Financial Officer and his resignation from that office. Additionally, in consideration of Mr. Hardy’s waviers, as noted above, the Company has agreed to hire Mr. Hardy as a consultant to the Company to assist in the transition to a new Chief Financial Officer at a rate of $85 per hour.

As reported on the Company’s Current Report on Form 8-K (SEC File No. 001-34055) filed with the SEC on January 12, 2016, on January 6, 2016, the Board of Directors of the Company appointed Steven A. Osterberg as the Company’s President and Chief Executive Officer and a director of the Company effective on January 21, 2016.  On January 19, 2015, the Board of Directors of the Company accelerated the effective date of Mr. Osterberg’s appointment to serve as the Company’s President and Chief Executive Officer and a director of the Company from January 21, 2016 to January 19, 2016.  Mr. Osterberg’s compensation will not be altered or amended in relation to his appointment as President & CEO or as a director. The disclosure regarding Mr. Osterberg’s appointments as contained in the Company’s Form 8-K as filed with the SEC on January 12, 2016 is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: January 25, 2016	By:	/s/ Steven A. Osterberg
Steven A. Osterberg President and Chief Executive Officer